QUESTAR CORPORATION LONG-TERM STOCK INCENTIVE PLAN

Amendment To
Restricted Stock Unit Agreements
granted to
James R. Livsey

This Amendment to the Restricted Stock Unit Agreements is effective as of March 9, 2015 and is between Questar Corporation (“Company”) and James R. Livsey (“Grantee”).

The parties represent as follows:

A.
Company and Grantee previously entered into a certain Restricted Stock Unit Agreements pursuant to which Grantee was granted restricted stock units (RSUs) of the Company’s common stock under the Questar Corporation Long-Term Stock Incentive Plan (the “Plan”).

B.	Grantee will be retiring effective June 1, 2015 and Company and Grantee desire to amend the Restricted Stock Unit Agreements to modify the vesting provisions as set forth herein.

In consideration of the mutual promises set forth below, the parties agree as follows:

1.
The vesting provisions of each Restricted Stock Unit Agreement shall be amended to provide that a certain number of unvested RSUs shall vest on May 18, 2015; provided that Grantee retires on June 1, 2015. The number of RSUs to vest is reflected as follows:

Date of Grant	Unvested RSUs as of March 9, 2015	Unvested RSUs to vest on May 18, 2015
February 12, 2013	5,468	5,468
February 11, 2014	11,494	11,494
February 18, 2015	17,169	7,154
TOTAL	34,131	24,116

2.	In consideration of the modified vesting of the RSUs above, Grantee agrees to the following:

a.
Grantee will reasonably cooperate with Company in any matter requested by Company relating to matters which Grantee has knowledge of based on Grantee’s employment with Company.  Nothing herein is intended to impact the nature or content of any information or statement that Grantee may provide.

b.
Grantee shall continue to maintain the confidentiality of all confidential, trade secret, and proprietary information of the Company.  Grantee shall return to the Company all Company property and confidential and proprietary information in his possession.  This agreement does not affect, modify, or terminate any continuing obligations Grantee may have under other agreements related to the protection of good will, inventions, and intellectual property of the Company.

c.
Grantee will refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Grantee agrees he will not act in any manner that might damage the business of the Company.

d.
Grantee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

e.
For the period of one year following the Effective Date of this Amendment, Grantee will not, without the prior written consent of Company, directly or indirectly, either on his own behalf or on behalf of any person, partnership, limited liability company, corporation, association, or otherwise, perform any of the services that he performed for the Company or any of its affiliated entities for any entity or person that is engaged in a competitive business with Company.  This restriction extends to each state where Company conducts its business and within which Grantee performed services for Company while employed.  For purposes of this provision, competing business means any business that is engaged in the same or substantially same business as Company and/or that provides the same or substantially same services as provided by Company.

f.
For the period of one year following the Effective Date of this Agreement, Grantee will not solicit or encourage, or otherwise assist, any current Company employees, or employees of any successor or affiliated entity of the Company, to leave their relationship and employment with the Company or successor/affiliated entity.

3.
This Amendment shall be and is hereby incorporated in and forms a part of each respective Restricted Stock Unit Agreement. Except as expressly provided by this Amendment, all terms and conditions of each Restricted Stock Unit Agreement shall remain in full force and effect.

The parties have executed this Amendment to each respective Restricted Stock Unit Agreement on the date first above written.

Questar Corporation

By
Ronald W. Jibson
Chairman, President and CEO

James R. Livsey